As filed with the Securities and Exchange Commission on
March 29, 1999                  ___    Registration No. 333-59973

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                       -------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1
                           ON FORM S-3 TO FORM S-1
                            Registration Statement
                       Under the Securities Act of 1933
                       --------------------------------

                              ONIX SYSTEMS INC.
            (Exact name of registrant as specified in its charter)

                 Delaware                              76-0546330
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)               Identification No.)


                               ---------------

                            22001 North Park Drive
                              Kingwood, TX 77339
                                (781) 622-1000
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ---------------

                         Sandra L. Lambert, Secretary
                              ONIX Systems Inc.
                       c/o Thermo Electron Corporation
                               81 Wyman Street
                                P.O. Box 9046
                      Waltham, Massachusetts 02454-9046
                                (781) 622-1000
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               ---------------

                                   Copy to:
                            Seth H. Hoogasian, Esq.
                               General Counsel
                              ONIX Systems Inc.
                       c/o Thermo Electron Corporation
                               81 Wyman Street
                                P.O. Box 9046
                      Waltham, Massachusetts 02454-9046
                                (781) 622-1000
                               ---------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                 SUBJECT TO COMPLETION, DATED MARCH 29, 1999

                                  PROSPECTUS
                               1,639,640 Shares

                              ONIX SYSTEMS INC.

                                 Common Stock

      This Prospectus relates to the resale of 1,639,640 shares of Common Stock, par value $.01 per share, of ONIX Systems Inc. by certain shareholders of the
Company. The Shares may be offered from time to time in transactions on the American Stock Exchange, Inc., in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected by the sale of Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be
"underwriters" as that term is defined in the Securities Act of 1933, as amended, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Shares were originally sold by the Company in private placements pursuant to certain Stock Purchase Agreements with the
Company  dated   September   24,  1997  and  October  22,  1997.   See  "Selling
Shareholders".

      See "RISK FACTORS" beginning on page 5 for certain information that should be considered by prospective investors.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisers to the Selling Shareholders) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriter or otherwise.

     The Company is a majority-owned subsidiary of Thermo Instrument Systems Inc., which is a majority-owned subsidiary of Thermo Electron Corporation. The Common Stock is traded on the

American Stock Exchange under the symbol "ONX". On March 26, 1999, the reported closing price of the Common Stock on the American Stock Exchange was $5.625 per share.

      The date of this Prospectus is         , 1999.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus regarding the Company or the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Unless otherwise noted, all information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale or distribution and resale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

                          -------------------------

                            AVAILABLE INFORMATION

      ONIX Systems Inc. ("ONIX" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The public may read and copy any materials filed by the Company with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, such as the Company. The common stock, par value $.01 per share (the "Common Stock") of the Company is listed on the American Stock Exchange, and the reports, proxy statements and other information filed by the Company with the SEC can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

      This Prospectus, which constitutes part of a Registration Statement filed by the Company with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares (the "Shares") of Common Stock offered hereby. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the applicable document filed with the SEC.

      The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of the Registration Statement of which this Prospectus constitutes a part and any or all of the documents that have been or may be incorporated in this Prospectus by reference. Requests for such copies should be directed to: Sandra L. Lambert, Secretary, ONIX Systems Inc., c/o Thermo Electron Corporation, 81 Wyman Street, P. O. Box 9046, Waltham, Massachusetts 02454-9046 (telephone: (781) 622-1000).

                                 THE COMPANY

      The Company designs, develops, markets and services sophisticated field measurement instruments and on-line sensors for the process control industry. Incorporating advanced measurement technologies, the Company's products provide real-time data collection, analysis and local control functions to enhance production efficiency, improve process and quality control, ensure regulatory compliance and increase employee safety in industries where production processes require continuous monitoring, analysis and measurement. The Company's products and services are offered through two segments: Measurement Instruments, which serve the process analysis and measurement needs of a range of process industries, and Industry-specific Systems, which are developed to meet the specific process analysis needs of select industries, principally oil and gas producers. The Company operated as a division of Thermo Instrument Systems Inc. ("Thermo Instrument") until its incorporation as a Delaware corporation in August 1997. In connection with the Company's incorporation, Thermo Instrument transferred to the Company the stock of certain of its subsidiaries, including CAC Inc., CAC Limited, Flow Automation Inc., Flow Automation (UK) Limited, TN Technologies Inc., Kay-Ray/Sensall Inc., Houston Atlas Inc., Westronics Inc. and VG Gas Analysis Systems Inc., in exchange for 10,666,667 shares of the Company's Common Stock. Unless the context otherwise requires, references in this Prospectus to the Company or ONIX refer to ONIX Systems Inc. and its subsidiaries and the predecessor businesses that constitute the Company.

      As of January 31, 1999, Thermo Instrument owned approximately 80% of the Company's outstanding Common Stock and Thermo Electron Corporation ("Thermo Electron") owned approximately 2% of the Company's outstanding Common Stock. The Company's principal executive offices are located at 22001 North Park Drive, Kingwood, Texas 77339, and its telephone number is (781) 622-1000.

                                 RISK FACTORS

      In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers that the matters described in this section, among others, have in the past and could in the future affect its actual results of operations. The Company makes forward-looking statements, within the meaning of Section 21E of the Exchange Act, throughout this Prospectus. Readers should consider any statements contained in this Prospectus that are not historical, factual statements to be forward-looking statements. Among others, the Company intends the words "believes," "anticipates," "plans," "expects," "seeks," "estimates" and similar expressions to identify forward-looking statements. Many important factors could cause the Company's results to differ materially from the results indicated by any forward-looking statements. Those factors include factors discussed in this section and those discussed in other sections of this Prospectus.

      Dependence  on Oil and Gas Industry.  Historically,  much of the Company's total revenues have come from sales of products and related services to customers in the oil and gas industry. In 1998, oil and gas industry customers accounted for approximately 67% of the Company's total revenues. Demand for the Company's products and services from oil and gas industry customers depends on how much those customers are spending on exploration, production and distribution activities. Those activities depend in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves, local and international political, regulatory and economic conditions and the ability of oil and gas companies to obtain capital. The Company makes no assurance that the current level of activity by oil and gas companies and the demand for the Company's products and services will not change. Decreases in activity by oil and gas companies could have a significant adverse effect on the demand for the Company's products and related services, which would materially adversely affect the Company's business, financial condition and results of operations.

      Risk of Limited or No Market Acceptance of New Products. Some of the Company's products are alternatives to traditional instruments and methods. Consequently, it may take some length of time and additional demonstrations of effectiveness before customers accept the Company's products and are willing to invest in them, particularly where the purchase of the product would require a major investment. The Company's on-line process measurement instruments become part of a customer's production line. Accordingly, the decision to invest in these instruments is risky in that the failure of one of these instruments could affect an entire production line. In addition, the Company believes that its growth prospects depend heavily on the acceptance of its products and related services by more customers from different industry segments. The Company makes no assurance that it will obtain broad acceptance of its products.

      Dependence on Customers' Capital Spending Policies. The Company's customers include oil and gas production, processing, refining and distribution facilities, and iron and steel, pulp and paper, minerals and mining, water and wastewater, semiconductor, and petrochemical and chemical companies. The capital spending policies of the Company's customers can have a significant effect on the demand for the Company's products. Capital spending policies are based on many things, including the resources available for purchases, the spending priorities among various types of process control equipment or techniques and policies regarding capital spending during recessions. Any decrease in capital spending by these customers could have a material adverse effect on the Company's business, financial condition and results of operations.

      No Assurance of a Successful Acquisition Strategy. The Company has, as part of its strategy, acquired businesses that complement or add to its existing product lines. Attractive acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. The Company may pay a substantial premium over the fair value of the net assets of any acquired companies. The Company may not be able to complete future acquisitions, and the Company may not be able to successfully integrate any acquired businesses into its existing business. In addition, the Company may not be able to retain key personnel and customers, or adequately improve the financial performance, of any acquired business. In order to finance any acquisitions, the Company may have to raise funds by selling its securities in the public or private markets. The Company may not be able to obtain the necessary financing at all or on favorable terms. Any equity financing may result in dilution to the Company's stockholders.

      Risks Associated with International Sales. Sales originating outside of the United States and export revenues from the United States accounted for approximately 17% and 27%, respectively, of the Company's total revenues in 1998. The Company intends to continue expanding its presence in markets outside of the United States. International revenues are subject to a number of risks, however, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding or other taxes on the Company's foreign income and impose tariffs or adopt other restrictions on foreign trade; changes in exchange rates may adversely affect both product demand and the profitability of products and services sold abroad when payment is made in the local currency; U.S. export licenses may be difficult to obtain or enforce; and intellectual property rights in foreign countries may be more difficult to enforce. In addition, the Company conducts a large portion of its business in, and exports to, foreign countries, including the United Kingdom, Mexico, Canada and the United Arab Emirates. Foreign operations have associated risks, including potentially unstable economic conditions, the need to comply with a variety of foreign laws and regulations, which may change without notice, and different tax structures. Tax rates in certain foreign countries are greater than United States tax rates, and foreign earnings may be subject to withholding requirements, tariffs, exchange controls or other restrictions. The Company makes no assurance that any of these or other factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

      Technological Change and New Products. Changing technology, evolving industry standards and new product introductions and enhancements are hallmarks of the markets in which the Company's products compete. In order to succeed, the Company must enhance its existing products, develop and introduce new products and technologies and expand its aftermarket support services for its new or enhanced products in order to meet changing customer requirements and serve broader industry segments. The Company is currently devoting significant resources to enhance its existing products, develop new products and technologies and expand its preventive maintenance and aftermarket support activities. The Company makes no assurance, however, that it will successfully and timely complete the enhancement and development of these products and the expansion of its services or that its current or future products and services will satisfy the process measurement needs of participants in the Company's targeted markets.

      Intense Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. The Company believes that its competitiveness in the market for field measurement instruments and sensors depends upon a number of factors both within and beyond its control, including quality and reliability; technical features; accuracy; ease of use; product pricing; reputation for aftermarket service; timing of new product releases and enhancements by the Company and its competitors; name recognition; the establishment of strategic alliances; and industry and general economic trends. In addition, some of the Company's competitors use technologies that may be viewed as cost-effective alternatives to the technologies used in the Company's products. Certain of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and may be able to devote greater resources to promoting and selling their products. The Company makes no assurance that it will be able to compete successfully with existing or new competitors. An increase in competition could result in price reductions and loss of market share, which could have a material adverse effect on the Company's business, financial condition or results of operations.

      Risks of Gamma Technology. Some of the Company's level and density measurement instruments use gamma technologies that may involve health and safety risks as a result of the use and handling of and possible radioactive emissions from gamma materials. The Company believes that it conducts its operations, including those involving gamma technology, prudently. The Company has insurance policies covering both general liability and nuclear liability in amounts it believes to be commercially reasonable. However, the Company makes no assurance that this insurance will protect the Company from liability claims, or that liability insurance will continue to be available to the Company at a reasonable cost, or at all. In addition, the manufacture and sale of products that use gamma technology may subject the Company to extensive federal, state, local and foreign regulations. These regulations could make production of the Company's products more expensive, or could otherwise materially adversely affect the demand for the Company's gamma measurement instruments.

      Limited Sources of Supply. Local subcontractors manufacture certain major components that the Company uses in its products. The Company has not experienced any significant disruption or delay in obtaining required components for its products, and believes that it could develop other sources of supply for these components. However, if the Company was unable to receive adequate supplies for a long time, the Company might have to pay more for its supplies or find another source for those supplies, which could delay shipments and hurt relationships with current and prospective customers. Such factors could have a material adverse effect on the Company's business, financial condition and results of operations.

      Dependence on Key Personnel. The Company's success depends greatly on a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company does not have employment contracts with any of its key employees, and the Company does not have, or plan to purchase, key-man life insurance policies for any key employee. The Company believes that its future success will depend in part on its ability to attract, motivate and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and the Company makes no assurance that it will be able to attract, motivate and retain key personnel.

      Uncertain Protection of Proprietary Rights. The Company's proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. The Company has received several U.S. patents and has several pending patent applications. The Company also owns corresponding patents in other countries. The Company makes no assurance that any patents it owns now or in the future will protect it against competitors. Legal proceedings brought by the Company to protect its proprietary rights could be extremely expensive. In addition, competitors of the Company, some of whom have substantially greater resources than the Company has, could bring lawsuits to challenge the validity of the Company's patents, or could design comparable products that do not infringe the Company's patents. Defending those claims could be very expensive and divert management resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Also, such claims could result in an award of substantial damages against the Company, as well as injunctive or other equitable relief, that could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the U.S. and abroad.

      Other parties may own pending or issued patents relating to the Company's products or technologies. If those parties were to bring a claim relating to proprietary technology or information against the Company, the Company might need to acquire licenses to, or contest the validity of, such parties' proprietary technology. Any contest of the validity of proprietary technology would likely be very expensive, and the Company may not prevail in any such contest. In addition, any license required under any other parties' proprietary technology might not be available on acceptable terms. The steps taken by the Company to protect its proprietary rights may not be adequate to prevent others from misappropriating its technology or developing similar technology. In addition, some jurisdictions' laws would not protect the Company's proprietary rights to the same extent as U.S. laws, and the protections that are available in other jurisdictions may not be adequate.

      The Company also relies on trade secrets and proprietary know-how that it seeks to protect, in part, by confidentiality agreements with its employees and consultants. The Company makes no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by its competitors.

      Risk of Failure to Obtain or Maintain Government Regulations and Approvals. Various domestic and foreign environmental and consumer protection laws influence the demand for certain of the Company's products, both in the United States and abroad. The Company designs, develops and markets its products, in part, to meet customer needs created by existing and anticipated regulations. Any changes in these regulations may adversely affect demand for the Company's products. In addition, the manufacture and sale of products that use gamma technology is subject to certain federal, state, local and foreign regulations, including licensing and other regulatory approvals. In particular, the Company has obtained licenses required by the Nuclear Regulatory Commission ("NRC") and the State of Texas for the storage and handling of the nuclear sources used in its gamma measurement instruments located at its Round Rock, Texas facility. These licenses are reviewed and renewed periodically and the facility is subject to periodic inspection. Further, the NRC or other regulators may adopt and impose new or more stringent regulations, and the Company makes no assurance that it will be able to comply with such changes. The Company's failure to maintain its licenses or to comply with applicable regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

      Potential Impact of Year 2000 on Processing of Date-Sensitive Information. The Company is attempting to minimize any negative consequences arising from the year 2000 issue. However, the Company makes no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations or financial condition. While the Company expects that it will complete upgrades to its internal business systems on time, these upgrades may encounter unexpected costs or delays. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims related to Company products that incorporate or use third party software or hardware. The Company might also be materially adversely affected if any of the operations of the Company's material suppliers or vendors are disrupted by year 2000 issues. The Company expects a significant amount of litigation relating to the year 2000 issue, and the Company makes no assurance that it will not incur material costs in defending or bringing year 2000-related lawsuits. In addition, if the Company does identify any year 2000 issues, the Company may not be able to hire qualified personnel to remedy those issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations and financial condition in amounts that the Company cannot reasonably estimate at this time.

                             SELLING SHAREHOLDERS

      The following table sets forth the names of certain shareholders of the Company (each, a "Selling Shareholder" and collectively, the "Selling Shareholders"), the number of Shares owned by each Selling Shareholder, the number of Shares that may be offered by each Selling Shareholder pursuant to this Prospectus, and the number of Shares each Selling Shareholder will own after completion of the offering, assuming all of the Shares being offered hereby are sold.


                                                    Shares of                     Shares
                                                   Common Stock                Owned After
                                                    Owned Prior                Completion
                                                      to the      Shares          of the
                                                     Offering(1)   Being         Offering
Selling Shareholder                                               Offered
-------------------                                  -----------   ------       ------------


W. Paul Ruben                                           3,508       3,508            0

Gregory D. Lewis (2)                                      333         333            0

Earl R. Lewis IV (2)                                      333         333            0

The Lincoln Fund Tax Advantage L.P.                    12,280      12,280            0

The Gordon Fund, L.P.                                  12,280      12,280            0

Steven Braverman Trust                                  7,018       7,018            0

Nutraco Nominees Limited                               70,333      70,333            0

Advance Capital Offshore Partners, L.P                 80,553      26,836       53,717

Catherine S. Dawson                                     3,508       3,508            0

Richard J. Naegele                                      7,018       7,018            0

Lucky Star Shipping S.A.                               40,350      40,350            0

Pictet & Cie                                           17,544      17,544            0

Nancy S. DeMoss                                         3,508       3,508            0

Roger T. Servison                                       7,017       7,017            0

Joseph C. Sindelar Trust                                8,140       8,140            0

Stephenson Ventures                                     8,772       8,772            0

                                                    Shares of                   Shares
                                                    Common Stock              Owned After
                                                    Owned Prior                Completion
                                                       to the       Shares      of the
                                                     Offering(1)     Being      Offering
Selling Shareholder                                                 Offered
-------------------                                  -----------     ------    ------------
H. Virgil Sherrill                                      8,772       8,772            0

Arthur S. DeMoss Foundation                             8,771       8,771            0

Edward Darman Co.                                      10,526      10,526            0

Wynona L. Smith (3)                                     4,000       4,000            0

Roy F. Weston                                           3,508       3,508            0

Lazard Freres & Co. LLC                                20,000      20,000            0

Coutts(Jersey) Limited a/c AIM Values                  15,333      15,333            0

Coutts(Jersey) Limited a/c Client                      18,000      18,000            0

Royal Bank of Scotland International                   32,666      32,666            0

Coutts(Jersey) Limited a/c AIM Americas                   666         666            0

Nutraco Nominees Limited                               43,000      43,000            0

Homeowners Friendly Society Ltd. A/C GCF               16,666      16,666            0

Egger and Co.                                          20,000      20,000            0

MSS Nominees Ltd.                                       6,666       6,666            0

MGQ Nominees Limited a/c GGIGT                         16,666      16,666            0

C.O. Nominees                                          23,333      23,333            0

Gerlach & Co.                                          33,333      33,333            0

MSS Nominees Limited A/C 810015                        33,333      33,333            0

Wifleur Inc.                                            3,508       3,508            0

Triangle Bridge Group, L.P.                             3,508       3,508            0

Scot Holdings, Inc.                                     3,508       3,508            0

Marc H. Morgenstern                                     3,508       3,508            0

Bennett Yanowitz                                        5,508       3,508        2,000

Barbara Gisel                                           3,508       3,508            0

William C. Parrish                                      3,508       3,508            0

                                                      Shares of                   Shares
                                                    Common Stock                Owned After
                                                     Owned Prior                 Completion
                                                       to the       Shares        of the
                                                     Offering(1)     Being        Offering
Selling Shareholder                                                 Offered
-------------------                                  -----------     ------    ------------
Vassilios and Lynne Sirpolaiois                         3,508       3,508            0

Robert E. Yancey, Jr.                                   3,508       3,508            0

Joseph E. Valenti Jr. Trust dated                       3,508       3,508            0
December 21, 1993

Jose Spiwak/ ttee and Sara Spiwak/ttee                  3,508       3,508            0

John Stafford                                           3,508       3,508            0

John A. Miller                                          3,508       3,508            0

Gordon A. Hughes and Elizabeth Hughes                   8,508       3,508        5,000
TEN ENT

Edwin R. Bindseil                                       3,508       3,508            0

Edward W. Rabin                                         3,508       3,508            0

Fay E. Schefer                                          3,508       3,508            0

Francis Cook                                            3,508       3,508            0

Douglas A. Pertz                                        3,508       3,508            0

Richard Bertero                                         3,508       3,508            0

Mary A. Froelich                                        3,508       3,508            0

Bruce D. Cowen                                          3,508       3,508            0

Talisman Capital Ltd.                                  13,333      13,333            0

Robert E. Kilkenny                                     13,333      13,333            0

The McCloskey Trust                                    14,035      14,035            0

Charles A. Smithgall, Jr.                              21,535      14,035        7,500

Jacobs Family Co. LLC                                  14,035      14,035            0

David Braverman Trust                                   7,017       7,017            0

Venture Capital Holdings, L.P.                         17,544      17,544            0

Charles K. Stewart                                     17,543      17,543            0

                                                      Shares of                   Shares
                                                    Common Stock                Owned After
                                                     Owned Prior                 Completion
                                                       to the       Shares        of the
                                                     Offering(1)     Being        Offering
Selling Shareholder                                                 Offered
-------------------                                  -----------     ------    ------------
James L. Brooks, Trustee, Brooks Family Trust          17,543      17,543            0

William   Broder,   Trustee,   James  L.   Brooks       3,508       3,508            0
Retained Income Trust

W.H. Kilkenny Co.                                      29,824      29,824            0

Link & Co.                                             33,333      33,333            0

Paul A. Sakmar Trust, Paul A. Sakmar Trustee           28,421      28,421            0

Employee's  Profit  Sharing  Plan  and  Trust  of      11,166       6,666        4,500
Steel Industries, Inc.

Akkad & Co.                                            49,122      49,122            0

ASTO OS, L.L.C.                                       159,336      94,736       64,600

Advance Capital Partners, L.P.                        256,727      85,444      171,283

Jackson National Life Insurance Company               157,894     157,894            0

Nap & Co.                                             140,350     140,350            0

Northman & Co.                                         42,104      42,104            0

Fuelship & Co.                                         28,070      28,070            0

Martin E. Messinger                                    24,561      24,561            0

LaSalle  National  Bank as  Custodian  for W.H.I.      70,000      70,000            0
Growth Fund, L.P.

Irving B. Harris Revocable Trust dtd 7/31/87           18,500      18,500            0

William W. Harris Trust                                 6,666       6,666            0

Roxanne H. Frank Trust                                 13,333      13,333            0

Harris Foundation                                      10,000      10,000            0

Irving Harris Foundation A                              4,000       4,000            0

Irving Harris Foundation B                              3,333       3,333            0

                                                      Shares of                   Shares
                                                    Common Stock                Owned After
                                                     Owned Prior                 Completion
                                                       to the       Shares        of the
                                                     Offering(1)     Being        Offering
Selling Shareholder                                                 Offered
-------------------                                  -----------     ------    ------------
Jerome Kahn, Jr. Revocable Trust                        2,000       2,000            0

David Rosenbaum & Margot Kahn JTWROS                      333         333            0

James J. Pelts                                          2,000       2,000            0

Fred Holubow                                            2,333       2,333            0

Michael S. Resnick                                        500         500            0

Peter E. Martin & Nancy K. Martin JTWROS                  666         666            0

Alae, LP                                                8,333       8,333            0

Crescent International Holdings Limited (4)            16,666      16,666            0

Pilot Trading Trust (5)                                 7,333       7,333            0

-------------

(1) Except as otherwise reflected in the footnotes to this table, all share ownership includes Shares owned by the Selling Shareholders and shares that the Selling Shareholders had the right to acquire within 60 days of April 4, 1998, through the exercise of stock options.

(2) Gregory D. Lewis and Earl R. Lewis IV are sons of Earl R. Lewis, a Director of the Company and Thermo Instrument.

(3) Wynona L. Smith is the spouse of Arvin H. Smith, a Director of the Company and Thermo Instrument, and the President of Thermo Electron.

(4) Crescent International Holdings Limited, a member of the Olayan Group, is indirectly controlled by Suliman S. Olayan, the father of Hutham S.
Olayan, a Director of Thermo Electron.

(5) Pilot Trading Trust is controlled by Robert A. McCabe, a Director of Thermo Electron, and members of his family.

      The Shares are being registered to permit public secondary trading of the Shares from time to time by the Selling Shareholders. All of the Shares being offered by the Selling Shareholders were sold by the Company in private placement transactions pursuant to Stock Purchase Agreements with the Company dated September 24, 1997 and October 22, 1997 (the "Purchase Agreements") for cash.

      In the Purchase Agreements, the Company agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions, and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Sale of Shares." The Company intends to prepare and file such amendments and supplements to the Registration Statement of which this Prospectus forms a part as may be necessary to keep the Registration Statement effective until all the Shares registered thereunder have been sold pursuant thereto or until, by reason of Rule 144(k) of the SEC under the Securities Act or any other rule of similar effect, the Shares are no longer required to be registered for the sale thereof by the Selling Shareholders.


                                SALE OF SHARES

      The Company will not receive any of the proceeds from this offering. The Shares offered hereby may be sold from time to time by or for the account of any of the Selling Shareholders or by their pledgees, donees, distributees or transferees or other successors in interest to the Selling Shareholders. The Shares may be sold hereunder directly to purchasers by the Selling Shareholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchases; block trades in which the broker or dealer will attempt to sell Shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders and/or the purchasers of the Shares. Each Selling Shareholder will be responsible for payment of any and all commissions to brokers.

      The aggregate proceeds to any Selling Shareholder from the sale of the Shares offered hereby will be the purchase price of such Shares less any broker's commission.

      In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Any Selling Shareholder and any broker-dealer, agent or underwriter who acts in connection with the sale of Shares hereunder may be deemed to be an "underwriter" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents previously filed with the SEC by the Company (File No. 1-13975) are hereby incorporated in this Prospectus by reference:

      (1) Annual Report on Form 10-K for the fiscal year ended January 2, 1999; and

      (2) the description of the Common Stock that is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. Requests for such copies should be directed to Sandra L. Lambert, Secretary, ONIX Systems Inc., c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046 (telephone: (781) 622-1000).

                                LEGAL MATTERS

      Certain legal matters relating to the Shares offered hereby have been passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of the Company. Mr. Hoogasian is a full-time employee of Thermo Electron, is an officer of the Company, Thermo Instrument and Thermo Electron, and owns or has the right to acquire 3,333 shares of Common Stock, 20,444 shares of the common stock, $.10 par value per share, of Thermo Instrument and 348,828 shares of the common stock, $1.00 par value per share, of Thermo Electron.


                                   EXPERTS

      The financial statements of the Company incorporated by reference into this Prospectus and the financial statement schedule incorporated by reference into the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

      Item 14.  Other Expenses of Issuance and Distribution.

      The expenses incurred by the Company in connection with the issuance and distribution of the securities being registered are as follows. All amounts are estimated except the Securities and Exchange Commission registration fee.
                                                                   Amount
                                                                  --------
     Registration fee - Securities and Exchange Commission  $     5,578.00
     Legal fees and expenses                                      5,000.00
     Accounting fees and expenses                                 5,000.00
     Printing and engraving expenses                             15,000.00
     Miscellaneous                                                2,422.00
                                                                  --------

         Total                                              $    33,000.00


      Item 15.  Indemnification of Directors and Officers.

      The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

      Thermo Electron Corporation has an insurance policy that insures the directors and officers of Thermo Electron Corporation and its subsidiaries, including the Company, against certain liabilities, which might be incurred in connection with the performance of their duties.

      The Selling Shareholders are obligated under the Purchase Agreements to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act.

      Item 16.  Exhibits

      See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

      Item 17.  Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingwood, State of Texas, on this 29th day of March, 1999.
                                                ONIX SYSTEMS INC.

                                          By:  /s/ William J. Zolner
                                               --------------------------
                                                William J. Zolner
                                                President and Chief
                                                Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

  Signature                         Title                        Date

/s/ William J. Zolner         President, Chief                   March 29, 1999
--------------------------    Executive Officer and Director
William J. Zolner             (Principal Executive Officer)

/s/ Theo Melas-Kyriazi        Chief Financial Officer            March 29, 1999
--------------------------    (Principal Financial Officer)
Theo Melas-Kyriazi

Paul F. Kelleher*             Chief Accounting Officer           March 29, 1999
--------------------------    (Principal Accounting Officer)
Paul F. Kelleher

Earl R. Lewis*                Chairman of the Board              March 29, 1999
--------------------------    and Director
Earl R. Lewis

David J. Beaubien*            Director                           March 29, 1999
--------------------------
David J. Beaubien

Frank Jungers*                Director                           March 29, 1999
--------------------------
Frank Jungers

Arvin H. Smith*               Director                           March 29, 1999
--------------------------
Arvin H. Smith

* The undersigned Sandra L. Lambert, by signing her name hereto, does hereby execute this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 on behalf of each of the above-named persons pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

                                          /s/ Sandra L. Lambert
                                          --------------------------
                                          Sandra L. Lambert
                                          Attorney-in-Fact

                                EXHIBIT INDEX


  Exhibit No.                        Description of Exhibit

         4      Specimen Common Stock Certificate (filed as Exhibit 4 to the
                Registrant's Registration Statement on Form S-1 [Registration
                No. 333-45333] and incorporated herein by reference).
         5      Opinion of Seth H. Hoogasian, Esq. (previously filed).
        23.1    Consent of Arthur Andersen LLP.
        23.2    Consent of Seth H. Hoogasian, Esq. (contained in Exhibit 5).
         24     Power of Attorney (previously filed).

                                                                    EXHIBIT 23.1



                  Consent of Independent Public Accountants


To ONIX Systems Inc.:

      As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of ONIX Systems Inc. of our reports dated February 16, 1999, included in or incorporated by reference into ONIX Systems Inc.'s Annual Report on Form 10-K for the year ended January 2, 1999, and to all references to our Firm included in or made a part of this Registration Statement and related Prospectus.



                                                      ARTHUR ANDERSEN LLP



Boston, Massachusetts
March 29, 1999